For Immediate Release

China ACM Reports Fourth Quarter and Fiscal Year 2011 Results;
FY-11 Revenue Up 48% to $138 Million
-- Teleconference Begins Today at 11 a.m. Eastern, 8 a.m. Pacific --

BEIJING, China – September 23, 2011 -- China Advanced Construction Materials Group, Inc. (NASDAQ GM: CADC) (“China ACM”), a leading provider of ready-mix concrete and related technical services in China, today announced its audited financial results for the fiscal year ended June 30, 2011. The Company will host a conference call to discuss the results today at 11:00 a.m. Eastern, 8:00 a.m. Pacific; details are provided below.

Fourth Quarter FY 2011 Financial Highlights

  Revenue increased 59% year over year to $49.3 million
  Gross margin at 21.9%
  Non-GAAP adjusted net income available to common shareholders of $5.3 million
  Non-GAAP adjusted fully diluted EPS to common shareholders of $0.30
  GAAP net income available to common shareholders of $7.0 million or $0.39 EPS

Fiscal Year 2011 Financial Highlights

  Revenue increased 48% year over year to $137.9 million
  Gross margin at 18.6%
  Non-GAAP adjusted net income available to common shareholders increased 2% YOY to $16.0 million
  Non-GAAP adjusted fully diluted EPS to common shareholders of $0.88
  Net income available to common shareholders rose 42% YOY to $17.1 million
  $47.2 million in working capital at June 30, 2011

Management Commentary

Mr. Xianfu Han, Chairman and Chief Executive Officer of China ACM, commented, “Fiscal Year 2011 was another year of growth and profitability for China ACM. During fiscal 2011, our volumes from our Beijing fixed plants increased as we expanded our customer base in that market. We also experienced increased volumes from our portable plant division that primarily services the build out of China’s high-speed rail network.”

“However, in light of the recent government suspension of new and ongoing high-speed rail projects, our near-term outlook for the manufacturing services division is uncertain. The government is conducting ongoing quality inspections at high-speed rail construction sites across the country, which has resulted in a slowdown in overall construction. As a result, we are focused on managing our cost structure in anticipation of lower volumes from our portable plant network for the foreseeable future.”

Fourth Quarter FY 2011 Results

Revenue. Our revenue is primarily generated from sales of our advanced ready-mix concrete products, manufacturing services and technical consulting services. For the three months ended June 30, 2011, we generated revenue of $49.3 million, compared to $30.9 million during the same period in 2010, an increase of $18.4 million, or 59%. The increase in our revenue is due primarily to our increased production volumes both in and outside of Beijing for the three months ended June 30, 2011 compared to the same period in 2010.

Our concrete sales revenue was $41.2 million for the three months ended June 30, 2011, an increase of $17.4 million, or 73%. The increase in revenues was principally due to higher average selling prices coupled with higher volumes as a result of a broader client base. The higher volumes were achieved despite the closure of one fixed plant that had become unprofitable and was closed in the second quarter of fiscal year 2011.

Revenue from our manufacturing services segment was $7.9 million for the three months ended June 30, 2011, an increase of $2.8 million, or 55%, as compared to the three months ended June 30, 2010. The increase in revenue was attributable principally to the addition of several new portable plants needed to service a growing business pipeline compared to the same period in the prior fiscal year.

Gross Profit. Gross profit was $10.8 million for the three months ended June 30, 2011, as compared to $6.7 million for the three months ended June 30, 2010. Our gross profit for the sale of concrete was $8.1 million, or 19.6% of revenue, for the three months ended June 30, 2011, as compared to $2.4 million, or 10.4% of revenue, for the same period last year. The increased gross profit margin reflects higher demand and higher prices for our concrete products in Beijing as compared to the same period last year.

Our gross profit with respect to our Manufacturing services segment was $2.7 million, or 33.8% of revenue, for the three months ended June 30, 2011, as compared to $2.3 million, or 45.7% of revenue, for the same period last year. The decrease in gross profit margin was principally the result of an increase in fixed costs due to slowing production rates at plants nearing project completion and increases in transportation costs.

Selling, General and Administrative Expenses. We incurred selling, general and administrative expenses of $9.1 million for the three months ended June 30, 2011, an increase of $7.3 million, as compared to $1.8 million for the three months ended June 30, 2010. The increase was principally due to a $6.3 million increase in bad debt expense taken in the quarter, including $2.3 million of direct write-off. In addition, we experienced an increase in employment, occupancy, and professional expenses resulting from a larger base of operations as compared to the prior year's quarter.

Adjusted Net Income available to Common shareholders. Excluding the effect from non-cash charges related to changes in fair market value of warrants, accretion of discount on redeemable preferred stock and share-based compensation, our adjusted net income available to common shareholders was $5.3 million for the three months ended June 30, 2011, a decrease of 1% as compared to the same period in 2010. See the attached section “Use of Non-GAAP Financial Measures” for an explanation regarding the presentation of net income excluding non-cash items.

Fiscal Year 2011 Results

Revenue. For the fiscal year ended June 30, 2011, we generated revenue of $137.9 million, compared to $93.0 million during the same period in 2010, an increase of $44.9 million, or 48%.

The increase in our revenue is due primarily to our increased production volumes both in and outside of Beijing for the fiscal year ended June 30, 2011 compared to the same period in 2010.

Our concrete sales revenue was $109.3 million for the fiscal year ended June 30, 2011, an increase of $38.7 million, or 55%. The increase in revenues was principally due to higher average selling prices coupled with higher volumes as a result of a broader client base. The higher volumes were achieved despite the closure of one fixed plant that had become unprofitable and was closed in the second quarter of fiscal year 2011.

Revenue from our manufacturing services segment was $25.6 million for the fiscal year ended June 30, 2011, an increase of $10.0 million, or 64%, as compared to the fiscal year ended June 30, 2010. The increase in revenue was attributable principally to the addition of several new portable plants needed to service a growing business pipeline compared to the same period in the prior fiscal year.

Gross Profit. Gross profit was $25.6 million for the fiscal year ended June 30, 2011, as compared to $19.3 million for the fiscal year ended June 30, 2010. Our gross profit for the sale of concrete was $15.5 million, or 14.2% of revenue, for the fiscal year ended June 30, 2011, as compared to $6.0 million, or 8.4% of revenue, for the same period last year. The increased gross profit margin reflects higher demand and higher prices for our concrete products in Beijing as compared to the same period last year.

Our gross profit with respect to our Manufacturing services segment was $7.5 million, or 29.5% of revenue, for the fiscal year ended June 30, 2011, as compared to $7.4 million, or 47.2% of revenue, for the same period last year. The decrease in gross profit margin was principally the result of an increase in fixed costs due to slowing production rates at plants nearing project completion, the addition of several new portable plants before they commenced production and increases in transportation costs.

Selling, General and Administrative Expenses. We incurred selling, general and administrative expenses of $16.6 million for the fiscal year ended June 30, 2011, an increase of $11.2 million, as compared to $5.4 million for the fiscal year ended June 30, 2010. The increase was principally due to a $7.4 million increase in bad debt expense, including $2.3 million of direct write-off taken in the year. In addition, we experienced an increase in employment, occupancy, and professional expenses resulting from a larger base of operations as compared to the prior year.

Adjusted Net Income available to Common shareholders. Excluding the effect from non-cash charges related to changes in fair market value of warrants, accretion of discount on redeemable preferred stock and share-based compensation, our adjusted net income available to common shareholders was $16.0 million for the fiscal year ended June 30, 2011, an increase of $0.3 million, or 2%, as compared to the fiscal year ended June 30, 2010. Non-GAAP adjusted fully diluted EPS to common shareholders was $0.88 for the fiscal year ended June 30, 2011, down from $0.95 for the fiscal year ended June 30, 2010. See the attached section “Use of Non-GAAP Financial Measures” for an explanation regarding the presentation of net income excluding non-cash items.

Balance Sheet Overview

China ACM had working capital of $47.2 million at June 30, 2011, including $14.7 million in cash, equivalents and short term investments and $15.5 million in total debt. Shareholders' equity was $83.1 million compared with $61.2 million on June 30, 2010. The total number of shares outstanding as of September 22, 2011 is 17.8 million.

Fourth Quarter FY 2011 Report and Conference Call

Individuals interested in participating in the fourth quarter and fiscal year 2011 conference call may do so by dialing 877-941-0844 from the United States, or 480-629-9835from outside the United States and referencing conference ID #4474900. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.china-acm.com. A telephone replay will be available through October 7, 2011, by dialing 800-406-7325 from the United States, or 303-590-3030 from outside the United States, and entering conference ID #4474900. A webcast replay will be available for 90 days.

About China ACM

China ACM is a leading producer of advanced, certified eco-friendly ready-mix concrete (RMC) and related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on numerous high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

Founded in 2002, Beijing-based China ACM provides its materials and services through its network of fixed ready-mix concrete plants covering the Beijing metropolitan area. It also has technical consulting services and preferred procurement agreements with other independently-owned plants across China. Additionally, the Company owns numerous portable plants deployed in various provinces across China primarily to major high speed rail projects. More information about the Company is available at www.china-acm.com.

Contact
Financial Profiles
Tricia Ross
(916) 939-7285
tross@finprofiles.com

Financial Profiles
Moira Conlon
Tel: (310) 478-2700 x11
mconlon@finprofiles.com

Use of Non-GAAP Financial Measures

The Company makes reference to Non-GAAP financial measures in portions of “Management’s Discussion of Financial Condition and Results of Operations”. Management believes that investors may find it useful to review our financial results that exclude the net non-cash income on option and stock-based compensation along with the change in fair value of warrants liability, shown in the below chart, due to the adoption of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 815, “Derivatives and Hedging,” accounting standard as discussed in the section “Derivative Liability” below.

Management believes that these Non-GAAP financial measures are useful to investors in that they provide supplemental information to possibly better understand the underlying business trends and operating performance of the Company. The Company uses these Non-GAAP financial measures to evaluate operating performance. However, Non-GAAP financial measures should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP.

	Three Months Ended			Fiscal Year Ended
	June 30,			June 30,
			Increase			Increase
	2011	2010	(Decrease)	2011	2010	(Decrease)
	(Unaudited)			(Audited)
Net Income (Loss) – GAAP	$6,962,318	$7,192,451	$(230,133)	$17,065,244	$13,006,395	$4,058,849
Subtract:
Dividends and accretion on redeemable convertible preferred stock	$0	$(86,323)	$86,323	$0	$(955,557)	$955,557
Net Income available to Common shareholders –GAAP	$6,962,318	$7,106,128	$(143,810)	$17,065,244	$12,050,838	$5,014,406
Add Back (Subtract):
Change in fair value of warrants	$(1,759,171)	$(1,900,988)	$141,187	$(1,926,948)	$2,488,959	$(4,415,907)
Add Back (Subtract):
Change in Option and Equity Based Compensation	$120,136	$112,099	$8,037	$885,674	$595,888	$289,786
Add Back (Subtract):
Accretion of Discount on Redeemable Preferred Stock	$0	$46,027	$(46,027)	$0	$567,580	$(567,580)
Adjusted Net Income available to Common shareholders non- GAAP	$5,323,283	$5,363,266	$(39,983)	$16,023,970	$15,703,265	$320,705
Basic earnings per share – GAAP	$0.39	$0.51	$(0.12)	$0.97	$0.90	$0.07
Add back (Subtract):
Change in fair value of warrant	$(0.10)	$(0.14)	$0.04	$(0.11)	$0.18	$(0.29)

Add back (Subtract):
Change in Option and Equity-Based Compensation	$0.01	$0.01	$0.00	$0.05	$0.04	$0.01
Add back (Subtract):
Accretion of Discount on Redeemable Preferred Stock	$0.00	$0.00	$(0.00)	$0.00	$0.04	$(0.04)
Adjusted basic earnings per share non- GAAP	$0.30	$0.38	$(0.08)	$0.91	$1.16	$(0.25)
Diluted earnings per share-GAAP	$0.39	$0.43	$(0.04)	$0.94	$0.79	$0.15
Add back (Subtract):
Change in fair value of warrant (a)	$(0.10)	$(0.12)	$0.02	$(0.11)	$0.15	$(0.26)
Add back (Subtract):
Change in Option and Equity-Based Compensation (b)	$0.01	$0.01	$0.00	$0.05	$0.04	$0.01
Adjusted diluted earnings per share non- GAAP	$0.30	$0.33	$(0.03)	$0.88	$0.98	$(0.10)
Add back (Subtract):
Cash Dividends Paid on Redeemable Preferred Stock	$0.00	$0.01	$(0.01)	$0.00	$0.03	$(0.03)
Adjusted diluted earnings per share available to common non-GAAP	$0.30	$0.33	$(0.03)	$0.88	$0.95	$(0.07)
Weighted average number of shares
Basic	17,775,156	13,941,654	3,833,502	17,671,648	13,456,134	4,215,514
Diluted	17,837,813	16,419,906	1,417,907	18,142,630	16,521,296	1,621,334

(a) The Company adopted the provisions of FASB ASC 815, which provides guidance with respect to determining whether an instrument (or embedded feature) is indexed to an entity’s own stock. As a result of adopting this accounting standard, warrants previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the warrants have a down-round provision on the exercise price. As a result, the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expired. Effective July 1, 2009, the Company reclassified the fair value of these warrants from equity to liability, as if these warrants were treated as a derivative liability since their issuance in June 2008. The Company recognized a $1,926,948 credit from the change in fair value for the fiscal year ended June 30, 2011.

(b) The Company records stock-based compensation expense pursuant to FASB’s accounting standard regarding stock compensation which requires companies to measure compensation cost for stock-based employee compensation plans at fair value at the grant date and recognize the expense over the employee's requisite service period. Under ASC 718, “Compensation-Stock Compensation,” the Company’s expected volatility assumption is based on the historical volatility of Company’s stock or the expected volatility of similar entities. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. For the fiscal year ended June 30, 2011 and 2010, the Company recognized $885,674 and $268,150 of restricted stock as compensation expense. For the fiscal year ended June 30, 2011 and 2010, the Company recognized $0 and $327,738, respectively, as compensation expenses for its stock option plan.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial results in 2011 and our ability to deliver such results, expected growth in industry demand and our business, our expected financial performance and strategic and operational plans, our future operating results, the degree of market adoption of our product and service offerings, market competition, dependence on strategic partners, and the Company's ability to manage its business effectively in a rapidly evolving market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as ‘will,’ ‘believes,’ ‘expects’ or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov.

- Tables to Follow -

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2011 and 2010

ASSETS	2011	2010
CURRENT ASSETS:
Cash	$1,610,699	$3,300,820
Restricted cash	928,200	57,580
Notes receivable	-	-
Accounts receivable, net of allowance for doubtful accounts of $5,627,049 and $456,085, respectively	84,793,355	36,072,691
Inventories	1,474,728	2,164,769
Investment	12,221,300	-
Other receivables	2,226,803	1,416,653
Prepayments	5,089,935	2,821,687
Total current assets	108,345,020	45,834,200
PROPERTY, PLANT AND EQUIPMENT, net	29,279,440	26,488,354
OTHER ASSETS:
Accounts receivable, net of allowance for doubtful accounts of $0 and $4,607 respectively	-	364,371
Deferred tax assets	-	127,741
Advances on equipment purchases	4,509,505	8,382,383
Prepayments	2,702,409	4,414,391
Total other assets	7,211,914	13,288,886
Total assets	$144,836,374	$85,611,440
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short term loans, banks	$15,470,000	$-
Accounts payable	41,320,769	16,473,080
Customer deposits	391,550	711,219
Other payables	488,022	329,136
Other payables - shareholders	790,592	772,644
Accrued liabilities	1,921,582	1,652,751
Taxes payable	747,165	1,569,914
Total current liabilities	61,129,680	21,508,744
OTHER LIABILITIES
Warrants liability	618,657	2,920,520
Total liabilities	61,748,337	24,429,264
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 74,000,000 shares authorized, 17,794,387 and 17,467,104 shares issued and outstanding as of June 30, 2011 and June 30, 2010, respectively	17,795	17,467
Paid-in-capital	34,981,023	33,720,762
Retained earnings	35,240,851	19,912,444
Statutory reserves	6,248,357	4,511,520
Accumulated other comprehensive income	6,600,011	3,019,983
Total shareholders' equity	83,088,037	61,182,176
Total liabilities and shareholders' equity	$144,836,374	$85,611,440

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

	2011	2010
REVENUE
Sales of concrete	$109,276,550	$70,579,631
Manufacturing services	25,619,062	15,654,659
Technical services	3,001,866	4,889,460
Other	11,292	1,917,097
Total revenue	137,908,770	93,040,847
COST OF REVENUE
Concrete	93,783,945	64,624,134
Manufacturing services	18,056,445	8,261,407
Technical services	423,983	320,835
Other	-	498,325
Total cost of revenue	112,264,373	73,704,701
GROSS PROFIT	25,644,397	19,336,146
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	16,603,645	5,439,579
INCOME FROM OPERATIONS	9,040,752	13,896,567
OTHER INCOME (EXPENSE), NET
Other subsidy income	8,083,763	4,881,152
Realized gain from sales of marketable securities	-	27,079
Non-operating (expense), net	(349,763)	(120,060)
Change in fair value of warrants liability	1,926,948	(2,488,959)
Interest income	591,376	9,001
Interest expense	(703,837)	(23,834)
TOTAL OTHER INCOME (EXPENSE), NET	9,548,487	2,284,379
INCOME BEFORE PROVISION FOR INCOME TAXES	18,589,239	16,180,946
PROVISION FOR INCOME TAXES	1,523,995	3,174,551
NET INCOME	17,065,244	13,006,395
DIVIDENDS AND ACCRETION ON REDEEMABLE CONVERTIBLE PREFERRED STOCK	-	955,557
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$17,065,244	$12,050,838
COMPREHENSIVE INCOME:
Net Income	17,065,244	13,006,395
Unrealized loss (gain) from marketable securities	-	-
Foreign currency translation adjustment	3,580,028	335,321
COMPREHENSIVE INCOME	$20,645,272	$13,341,716
EARNINGS PER COMMON SHARE ALLOCATED TO COMMON
SHAREHOLDERS
Weighted average number of shares:
Basic	17,671,648	13,456,134
Diluted	18,142,630	16,521,296
Earnings per share:
Basic	$0.97	$0.90
Diluted	$0.94	$0.79

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JUNE 30, 2011 AND 2010
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,065,244	$13,006,395
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	3,898,278	2,924,616
Stock-based compensation expense	885,674	595,888
Deferred tax provision	131,053	(127,194)
Provision for doubtful accounts	7,377,395	8,651
Change in fair value of warrants liability	(1,926,948)	2,488,959
Loss realized from disposal of property, plant, and equipment	271,529	-
Realized gain on sale of marketable securities	-	(27,079)
Changes in operating assets and liabilities
Accounts receivable	(52,826,499)	(28,605,681)
Notes receivable	-	10,811
Inventories	780,312	(938,086)
Other receivables	(734,177)	2,439,020
Prepayments	(2,077,737)	1,450,571
Long term prepayment	1,889,000	370,275
Accounts payable	23,464,257	5,633,766
Customer deposits	(347,174)	708,177
Other payables	142,306	148,264
Accrued liabilities	187,540	1,208,647
Taxes payable	(880,754)	(1,488,516)
Net cash used in operating activities	(2,700,701)	(192,516)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	-	78,413
Advances on equipment purchase	-	(4,495,436)
Proceeds from disposal of property, plant, and equipment	753,022	-
Purchase of property, plant and equipment	(2,142,699)	(2,682,293)
Investment	(11,880,800)	-
Net cash used in investing activities	(13,270,477)	(7,099,316)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	15,025,600	190,670
Payments on short term loan	(75,560)	(4,699,119)
Rent payment to shareholder	16,466	(207,906)
Restricted cash	(849,140)	395,612
Payment to redeem preferred stock	-	(75,000)
Proceeds from exercise of options	-	187,500
Proceeds from warrants exercised	-	571,351
Proceeds from issuance of common stock, net of offering costs	-	11,117,094
Preferred dividends paid	-	(543,631)
Net cash provided by financing activities	14,117,366	6,936,571
EFFECT OF EXCHANGE RATE CHANGE ON CASH	163,691	21,276
NET INCREASE IN CASH	(1,690,121)	(333,985)
CASH, beginning of year	3,300,820	3,634,805
CASH, end of year	$1,610,699	$3,300,820
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Advances on equipment purchase offset by Accounts Payable	$-	$(628,946)
Advances on equipment purchase paid by transferring of Accounts Receivable	$-	$(4,113,869)
Fixed Assets additions paid by transferring of Accounts Receivable	$-	$(4,168,188)
Accretion of discount on redeemable preferred stock	$-	$567,580